As filed with the Securities and Exchange Commission on October 16, 1998

                                                 Registration no. 333-__________

------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM S-8
                            Registration Statement
                       Under the Securities Act of 1933
                     -------------------------------------
                         GK INTELLIGENT SYSTEMS, INC.
            (Exact name of Registrant as specified in its charter)

       DELAWARE                                     76-0513297
(State or other jurisdiction                    (I.R.S. Employer
    of incorporation or                       Identification Number)
       organization)

  5555 San Felipe, Suite 625                       Gary F. Kimmons
     Houston, Texas 77056                     5555 San Felipe, Suite 625
        (713)840-7722                            Houston, Texas 77056
(Address, including zip code, and                   (713) 840-7722
   telephone number, including            (Name, address, including zip code,
   area code, of registrant's               and telephone number, including
  principal executive offices)              area code, of agent for service)

                      TINA ALEXANDER EMPLOYMENT AGREEMENT
                      RENEE ETHRIDGE EMPLOYMENT AGREEMENT
                      RANDALL HABEL EMPLOYMENT AGREEMENT
                    CYNTHINA HEINSOHN EMPLOYMENT AGREEMENT
                      ROCKNE HORVATH EMPLOYMENT AGREEMENT
                       KARL PERRON EMPLOYMENT AGREEMENT
         GK INTELLIGENT SYSTEMS, INC. 1995 EMPLOYEE STOCK OPTION PLAN
                           (Full Title of the Plans)
                               _________________
                                   copy to:
                              Thomas C. Pritchard
                           Brewer & Pritchard, P.C.
                            1111 Bagby, 24th Floor
                             Houston, Texas 77002
                             Phone (713) 209-2950
                               _________________
                        CALCULATION OF REGISTRATION FEE
================================================================================


TITLE OF                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
SECURITIES TO BE                    AMOUNT BEING      OFFERING PRICE         AGGREGATE        REGISTRATION
REGISTERED                         REGISTERED/(1)/     PER SHARE/(2)/    OFFERING PRICE/(2)/       FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share.................     5,460,000            $3.9375            $21,498,750         $6,342
-----------------------------------------------------------------------------------------------------------
TOTAL                                                                                            $6,342
===========================================================================================================

-----------
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the high and low prices of the Common Stock as reported by the American Stock Exchange on October 15, 1998.

                                 PART I

PROSPECTUS

                          GK INTELLIGENT SYSTEMS, INC.

------------------------------------------------------------------------------

        This prospectus provides information regarding:

  . The resale of 460,000 shares of company common stock held by certain of its employees; and

  . the registration of up to 5,000,000 shares of company common stock issuable upon the exercise of options granted under the 1995 Employee Stock Option Plan.

------------------------------------------------------------------------------


     The company will pay all costs and expenses incurred by it in connection with the registration of the aggregate 5,460,000 shares. The selling stockholders will pay the costs associated with any subsequent sales of the registered shares, including any concessions, commissions, fees and applicable transfer taxes.


     The company's common stock is quoted on the American Stock Exchange under the symbol "GKI." On October 15, 1998 the last reported sales price of the common stock was $4.00.

                         ______________________________



     AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS APPEARING ON PAGE 4.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROSPECTUS OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. ACCORDINGLY, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO BUY THE SECURITIES OFFERED BY THE PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROSPECTUS DOES NOT EXTEND TO YOU.

     THE INFORMATION IN THIS PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.



                              ___________________

                The date of this prospectus is October 16, 1998

                               TABLE OF CONTENTS



                                                            PAGE
                                                            ----


Incorporation of Certain Documents by Reference............   2

Available Information......................................   2

The Company................................................   3

Risk Factors...............................................   4

Use of Proceeds............................................   8

Selling Stockholders.......................................   8

Plan of Distribution.......................................   8

Resale of Shares by Affiliates.............................   9

Legal Matters..............................................   9

Experts....................................................   9

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, which have been filed by the company with the SEC, are incorporated herein by reference:


1. The company's annual report on Form 10-KSB for the fiscal year ended May 31, 1998.

2. The description of the company's common stock contained in the company's registration statement on Form 10-SB, dated January 24, 1997.


     All documents filed by the company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.



     You may obtain, without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents not specifically incorporated by reference above, by making an oral or written request to the company. Requests for such documents may be directed to the company at 5555 San Felipe, Suite 625, Houston, Texas 77056, attention: Gary F. Kimmons.



                             AVAILABLE INFORMATION



     The company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information are available for inspection and copying at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the Regional Offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 7 World Trade Center, New York, New York 10048. Copies of the material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, for a fee. The SEC maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the site is http://www.sec.gov.
You may access such information by searching the EDGAR data base on the site.



     The company has filed with the SEC a registration statement on Form S-8 with respect to the securities offered by this prospectus. Certain information contained in the registration statement is omitted from this prospectus. You may refer to the registration statement, its exhibits and schedules for further information with respect to the company and the securities offered by this prospectus. You may obtain copies of the registration statement, its exhibits and schedules in the above captioned locations.

                                  THE COMPANY



    The company is a development stage enterprise currently developing "intelligent" computer software training and performance support products and applications. Management anticipates that only one product; "Around the Web in 80 Minutes," with two versions will be introduced in fiscal 1999. The Netscape Navigator version of "Around the Web in 80 Minutes" is expected to be released in late November 1998.

    The company's efforts to date have centered primarily on: 1) the acquisition and development of its core software technologies from which management's goal is to create future products and applications, and 2) securing the services of competent individuals capable of carrying out the company's strategy. During the period from inception (October 4, 1993) through May 31, 1998, the company has realized no revenues and has accumulated a deficit of $18,216,000.

    The company's long term strategy is to develop products and applications that incorporate several new software technologies such as artificial intelligence, intelligent semantic agents, conceptual querying, adaptive dynamic interfaces, intelligent tutoring, object-oriented programming and active and visible graphical interfaces and databases. These technologies, which management refers to as its Smart Support family of technologies, consist of:



   . Smart Perform (using intelligent agent technology and the heterogeneous access of information in disparate databases and multimedia database authoring tools to present the information),

   . Smart Enterprise (a strategic resource model manager using intelligent agent technology and the heterogeneous access capability of Smart Perform), and

   . Smart One(TM) (a computer based training system utilizing multimedia technology, artificial intelligence, an adaptive dynamic interface and advanced training methodologies to deliver a training experience).



    The company's principal place of business is located at 5555 San Felipe, Suite 625, Houston, Texas 77056 and its telephone number is (713) 840-7722.

                                 RISK FACTORS



          AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING A DECISION TO PURCHASE THE COMMON STOCK OFFERED HEREBY.


FORWARD LOOKING STATEMENTS



     This prospectus contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy. Such statements include, but are not limited to, the discussions of the company's operations, liquidity and capital resources. Forward-looking statements are included in the "Risk Factors," "Use of Proceeds," and "The Company" sections of this prospectus. Although the company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Generally, these statements relate to business plans, strategies, anticipated strategies, levels of capital expenditures, liquidity and anticipated capital financing needed to effect the business plan. All phases of the company's operations are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the company and cannot be predicted with any degree of accuracy. In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved. You are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the risks set forth in "Risk Factors." The forward-looking statements contained in this prospectus speak only as of the date of this prospectus and the company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the company's expectations or any change in events, conditions or circumstance on which any such statement is based.



LIMITED OPERATING HISTORY OF THE COMPANY; OPERATING LOSSES


    During the period from inception (October 4, 1993) through May 31, 1998, the company realized no revenues and has an accumulated deficit of $18,216,000. The company recorded losses of $5,881,798 and $9,528,473 for the 1998 and 1997 fiscal years, respectively. At May 31, 1998, the company had working capital of $5,082,614 and shareholders' equity of $7,476,902. As a development stage company, it is subject to all the substantial risks inherent in the development of a business enterprise with no products. There can be no assurance that the company will be able to successfully market its initial product or operate profitably. The company has a limited business history that investors can analyze to aid them in making an informed judgement as to the merits of an investment in the company. Any investment in the company should be considered a high risk investment because the investor will be placing funds at risk in an unseasoned company with unforeseen costs, expenses, competition and other problems to which development stage ventures are often subject. The company's prospects must be considered in light of the risks, expenses and difficulties encountered in establishing a business in a highly competitive industry.



CAPITAL REQUIREMENTS; LIMITED SOURCES OF LIQUIDITY; CONTINUED EXISTENCE



     The company requires substantial capital to pursue its operating strategy and at May 31, 1998 had cash of $5,241,449. Until the company can obtain sales levels sufficient to fund working capital needs, the company will be dependent upon external sources of financing. To date, the company has no internal sources of liquidity and it should be assumed that there will be no internal sources of liquidity for the foreseeable future. The company has suffered recurring operating losses since its inception that raise substantial doubt about its ability to meet future expected expenditures necessary to fully develop its software products and applications. The company's independent certified public accountants qualified their report for the May 31, 1998 financial statements regarding the company's ability to continue as a going concern. The current cash forecast indicates that there will be negative cash flow from operations through the first three quarters of the 1999 calendar year. Based on the company's current plan of operations, it is anticipated that its current cash balance will provide sufficient working capital through November 1998; however, this period may be extended or reduced depending upon actual expenses incurred in marketing its initial product. The company is currently seeking short and long term debt or equity financing sufficient to fund projected working capital necessary to market the Company's initial product as well as to fund additional software product development. Any equity sales by the company would be on a best efforts basis. To date, the company has no commitment for any external sources of financing, there can be no assurance that such financing will be available or, if it is available, that it will be available on acceptable terms. Accordingly, no assurance can be given that the company will be successful in obtaining financing sufficient to fund the company's working capital, software development and marketing expenditure requirements for the remainder of the 1999 fiscal year or thereafter. Failure to obtain sufficient funding will adversely impact the company's financial position, and could cause the company to curtail operations, sell assets, or take other actions as necessary in order to meet cash flow requirements.



FACTORS AFFECTING FUTURE OPERATING RESULTS AND FINANCIAL CONDITION



       The company's future operating results and financial condition are dependent upon the company's ability to successfully develop, manufacture, and market its initial product. Inherent in this process are a number of factors that the company must successfully manage in order to achieve favorable future operating results and a favorable financial condition. Potential risks and uncertainties that could affect the company's future operating results and financial condition include, without limitation, the need for additional financing to fund marketing expenses of the initial product, competitive pressures in the marketplace, the company's ability to successfully manufacture and market its initial product, the company's ability to develop and market new products, the company's ability to supply products free of latent defects or other faults, the company's ability to make timely delivery to the marketplace of technological innovations and the company's ability to attract, motivate and retain employees. Failure by the company to adequately address these factors could adversely affect the company's future operating results and financial condition.



LACK OF PRODUCTS; LACK OF MARKETING PLAN


     To date, the company has no products in the marketplace, nor has it attempted to market any products in the marketplace. Management anticipates that only one product, "Around the Web in 80 Minutes," with two versions will be introduced in fiscal 1999. The anticipated release date for the Netscape Navigator version of "Around the Web in 80 Minutes" is late November 1998. The company intends to market "Around the Web in 80 Minutes" to the consumer market through the Internet and retail outlets. To date, the company does not have any agreements or contracts in place with any Internet companies or retail outlets for the distribution and sale of its products. As the company has not marketed any products to date, management may encounter unforeseen difficulties which
could delay the product's anticipated release.   The company may not be able to
enter into distribution agreements on terms favorable to the company, if at all. Any changes in the company's marketing strategy or the sales process could result in greater than anticipated marketing expenses, delays in the marketing the product, and other increased costs, any or all of which could have a material adverse effect on the Company's financial condition.

RAPID TECHNOLOGICAL CHANGE

     Due to the highly volatile nature of the software industry, the success of the company will be dependent on its ability to introduce its initial product. The success of new product introduction is dependent on a number of factors, including market acceptance, the effective management of inventory levels in line with anticipated product demand, the availability of the product in appropriate quantities to meet anticipated demand, and the risk that the new product may have quality or other defects in the early stages of introduction. Additionally, due to the rapid technological changes in the software industry, products may become obsolete quickly. The ability of the company to enhance its initial product to overcome obsolescence, and to develop and introduce new products will be a factor in the success of the business. Accordingly, the company cannot determine the ultimate effect that the initial product will have on its financial condition or results of operations.


UNCERTAINTIES ASSOCIATED WITH THE INTERNET

     The Internet market is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products addressing access to, authoring for, communications over and training on the Internet. Many of these competitors have a significant lead over the company in developing products for the Internet, and have significantly greater financial, marketing, manufacturing and technological resources than the company. Critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, and quality of service) remain unresolved and may affect the future growth of Internet use, together with the hardware and software standards and electronic media employed in such markets.


COMPETITION

     The computer software industry is highly competitive and is characterized by aggressive pricing practices, downward pressure on gross margins, frequent introduction of new products, short product life cycles, continual improvement in product price/performance characteristics, price sensitivity on the part of consumers, and a large number of competitors. The company's results of operations and financial condition may be adversely affected by industry-wide pricing pressures and downward pressures on gross margins. The industry has also been characterized by rapid technological advances in software functionality and hardware performance and features based on existing or emerging industry standards. There are several large well capitalized companies that produce educational software, the company's target market, including The Learning Company, Expert Software, Inc., Borderbund, and Scholastic, which have established brand names and could introduce and widely distribute an Internet-oriented educational CD. Many of the company's competitors have greater financial, marketing, manufacturing, and technological resources and larger installed customer bases than the company. There can be no assurances that the company will be able to compete successfully in this environment.


INTELLECTUAL PROPERTY RIGHTS

     The company regards its initial product, "Around the Web in 80 Minutes," as proprietary and intends to rely on contractual provisions to establish and protect its proprietary rights. This step may not be sufficient to prevent or deter others from copying or stealing the company's proprietary rights and does not prevent competitors from independently developing technology that is equivalent or superior to the company's technology. The software market has traditionally experienced widespread unauthorized reproduction of products in violation of intellectual property rights. Such activity is difficult to detect and legal proceedings to enforce intellectual property rights are often burdensome and involve a high degree of uncertainty and costs. From time to time, other companies and individuals assert exclusive patent, copyright, trademark and other intellectual property rights to technologies or marks that are important to the computer industry or the company's business. The company evaluates each such claim relating to its potential products and, if appropriate, seeks a license to use the protected technology. There can be no assurance that the company will be able to obtain licenses on protected technology of third parties on commercially reasonable terms, if at all. In addition, the company could be at a disadvantage if competitors obtain licenses for protected technologies with more favorable terms than does the company. If the company's potential products should be found to infringe on protected technology, the company could be enjoined from further infringement and required to pay damages to the infringed party. Any of the foregoing could have a material adverse effect on the results of operations and financial position of the company.


DEPENDENCE ON KEY PERSONNEL

     The success of the company is dependent upon, among other things, the services of Gary F. Kimmons. Mr. Kimmons currently serves as chairman of the board of directors, chief executive officer and acting chief financial officer. The company has an employment agreement with Mr. Kimmons, and maintains key-man life insurance on his life. The loss of the services of Mr. Kimmons, for any reason, could have a material adverse effect on the prospects of the company. The company currently does not have permanent staff in the positions of chief
financial officer, chief information officer, or marketing director.   The
company expects to hire personnel in these key positions; however, there can be no assurance that the company will be able to attract and retain qualified employees to fill the openings. Failure to find qualified individuals for these key positions may hamper the company's ability to implement its business plan.


SHARES RESERVED FOR ISSUANCE

     The company has reserved 5,000,000 shares of its common stock to be issued pursuant to the 1995 Employee Stock Option Plan, of which options to purchase 1,516,109 shares are outstanding at exercise prices ranging from $0.31250 to $13.3750 with exercise periods extending to October 2008. Additionally, there are options and warrants outstanding to purchase an aggregate of 8,148,591 shares at prices ranging from $0.31250 to $13.3750 with exercise periods extending to October 2008. The exercise and subsequent sale of the shares of common stock underlying these options will have a dilutive effect and could adversely affect the prevailing market price of the common stock.


YEAR 2000 COMPLIANCE ISSUES

     The year 2000 poses certain issues for business and consumer computing, particularly the functionality of software for two-digit storage of dates and special meanings for certain dates such as 9/9/99. The year 2000 is a leap year, which may also lead to incorrect calculations, functions or system failure. The problem exists for many kinds of software, including software for mainframes, PCs and embedded systems. The company intends to initiate the process of gathering, testing, and producing information about the company's technologies impacted by the Year 2000 transition. The company's board of directors is currently developing a Year 2000 strategy for its initial product and future products. The company believes its initial product is Year 2000 compliant. However, variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware, and hardware may lead to lawsuits against the company. The outcomes of any such lawsuits and the impact of the company are not estimable at this time. The Year 2000 may affect the company's internal systems, however management believes the effect will be minimal as the company purchased the majority of its hardware systems within the last year and a half. The company intends to assess the readiness of its systems and those of its vendors for handling the Year 2000. Although the assessment has not been initiated, management currently believes that resolving these matters will not have a material adverse impact on the company's financial position or its results of operations.

                                USE OF PROCEEDS

     The company may receive up to $1,385,694 in proceeds from the exercise of outstanding options under the 1995 Employee Stock Option Plan which will be utilized for working capital purposes. There can be no assurance that the option holders will exercise any or all of the options which are presently outstanding or which may be issued under the 1995 Employee Stock Option Plan. The company will not receive any proceeds from the sale of any shares offered hereby. The selling shareholders will receive all of the net proceeds from the sale of such shares.


                              SELLING STOCKHOLDERS

     Shares of the company's common stock which are presently eligible for sale pursuant to this prospectus or which may become eligible for sale pursuant to this prospectus, whether or not the holders thereof have any present intent to do so, are shares which (1) have been acquired by certain employees and consultants of the company pursuant to certain employment agreements, or (2) shares which have been and may be acquired by key employees, officers and directors of the company from time to time upon exercise of options granted pursuant to the company's 1995 Employee Stock Option Plan (collectively the "Shares"). The names of such persons, and the number of Shares or options owned and the amount of options currently vested and exercisable and other relevant information are set forth on appendices A and B hereto.


                              PLAN OF DISTRIBUTION

     Pursuant to this prospectus, the selling stockholders, or by certain pledgees, donees, transferees or other successors in interest to the selling stockholders, may sell Shares from time to time in transactions on the American Stock Exchange, in privately-negotiated transactions or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     Other methods by which the Shares may be sold include, without limitation:
(1) transactions which involve cross or block trades or any other transaction permitted by the American Stock Exchange, (2) "at the market" to or through market makers or into an existing market for the common stock, (3) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (4) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise),
(5) through short sales, or (6) any combination of any other such methods of sale. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker-dealers of the Shares offered hereby which Shares such broker-dealer may resell pursuant to this prospectus.

     The selling stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined under the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     There is no assurance that the selling stockholders will sell all or any of the Shares which may be offered hereby.

                         RESALE OF SHARES BY AFFILIATES



     The Shares offered hereby may be resold freely, except that any selling stockholder deemed to be an "affiliate" of the company within the meaning of those terms under the Securities Act and the rules and regulations promulgated thereunder, may only sell the Shares limited to the amount specified in Rule 144(e) of the Securities Act which allows them to sell, within any three-month period, up to the number of shares that does not exceed the greater of: (1) one percent of the then outstanding shares of common stock of the company, or (2) the average weekly trading volume during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with the broker.



     An employee who is not an executive officer or director of the company generally will not be deemed to be an "affiliate" of the company. In addition, the acquisition of shares of common stock by officers and directors of the company through the exercise of options will generally not be considered a "purchase," but the sale thereof will generally be considered a "sale" for
Section 16(b) of the Exchange Act.



                                 LEGAL MATTERS



     The legality of the securities offered hereby will be passed on for the company by Brewer & Pritchard, P.C., Houston, Texas. Principals of Brewer & Pritchard, P.C. own 26,000 shares of company common stock.



                                 EXPERTS



     The consolidated financial statements of the company and its subsidiaries incorporated by reference in this prospectus have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding the company's ability to continue as a going concern, incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing, in giving said reports.



                                   APPENDIX A




     Holders of Shares of GK Intelligent Systems, Inc.'s common stock acquired pursuant to certain employment agreements, the resale of which is being registered hereby, are as follows:


                              SHARES
                           ELIGIBLE FOR
     STOCKHOLDER              RESALE
     -----------           ------------
     Tina Alexander           200,000

     Renee Ethridge            50,000

     Randall Habel            100,000

     Cynthina Heinsohn         80,000

     Rockne Horvath            20,000

     Karl Perron               10,000


     Whether or not the above persons have a present intent to do so, all of the above persons are eligible to resell the number of shares owned by them pursuant to the reoffer prospectus.

                                   APPENDIX B

                        1995 EMPLOYEE STOCK OPTION PLAN


     The following is a summary of the company's 1995 Employee Stock Option Plan for the full terms and condition of the plan see Exhibit 10.7. The company has reserved 5,000,000 shares of company common stock to be issued pursuant to the plan. The shares of common stock to be issued upon exercise of options granted under the plan are being registered hereby.



SUMMARY



     The plan was adopted, pursuant to approval by the company's board of directors and stockholders, in order to foster and promote the financial success of the company. The plan is intended to provide "incentive stock options" within the meaning of that term under Section 422 of the Internal Revenue Code. In addition, the company intends to administer the plan to meet the requirements of Rule 16b-3(c) promulgated under the Exchange Act. The company intends to utilize any cash proceeds received from the sale of company common stock pursuant to options granted under the plan for working capital purposes.



     The plan is administered by a committee appointed by the board, and composed of at least two members of the board. Under the plan, the committee may only grant options to plan participants who include: key employees, executive officers, and directors of the company. The committee has the sole and complete authority to determine such persons to whom options shall be granted and to interpret and implement the plan, including such items as the duration of each option and the exercise price of each option.



     Each option granted under the plan is convertible into one share of common stock, unless adjusted pursuant to the provisions of plan. The total number of options available for grant under the plan may not exceed 5,000,000, however, in the event an option granted expires unexercised or is cancelled or surrendered for any reason, new options may be granted in place of the former options. Finally, the aggregate "fair market value" of common stock subject to options granted under the plan to any sole participant in any calendar year may not exceed $100,000. Fair market value is defined as the closing price of company common stock as last reported on the principal national securities exchange on which the common stock is listed or admitted to trade.



     The committee may grant options to any participant at any time, provided that the option price per share of common stock deliverable upon exercise of the option is 100% of the fair market value of a share of common stock on the date the option is granted. Each option is fully exercisable six months from the date of grant, unless the committee provides for a shorter period, and each option must be exercised within ten years from the date of grant. Notwithstanding the above pricing information, if the committee grants options to any person holding 10% or more of the total voting power of the company, the option price per share of common stock deliverable upon exercise of the option must be at least 110% of the fair market value. In addition, each option granted to any person holding 10% or more of the total voting power of the company must be exercised within five years from the date of grant.



     In case of dissolution of the company, every option outstanding will terminate, provided that every option holder will have thirty days prior written notice of such event, during which time he has the right to exercise any of his unexercised options. In the case of a merger, consolidation, or sale of substantially all of the assets of the company, any option granted will pertain to and apply to the securities to which a holder of common stock would be entitled to as a result of such transaction, provided that all unexercised options may be cancelled by the company with notice to the option holders after which every option holder will have thirty days during which time he has the right to exercise any of his unexercised options.

     The grant of any options does not obligate the company to continue the employment of any employee for any particular period. The board may alter, amend, suspend, or terminate the plan or any option at any time, provided that the board may not change the total number of shares of common stock available for options, extend the duration of the options, increase the maximum term of the options, decrease the option price, or materially modify the eligibility requirements of the plan.


     The following table shows each participant and their vested and unvested options as of October 16, 1998.


Participants                    Vested Options    Unvested Options
----------------------------    --------------    ----------------
Alexander, Tina                         25,000              75,000
Cabello, David                          12,500                   0
Cirrone, Helen                             125              14,875
Collins, Donna                              83               1,917
Crosscope, Jack                              0              75,000
Davis, James C.                              0              40,000
Edwards, Sarah                             146               6,854
Ethridge, Renee                              0              30,000
Fahy, Charles L.                             0              30,000
Finley, Jonathan                           104               4,896
Haney, Debra                                83               3,917
Heinsohn, Cynthina                           0             100,000
Horvath, Rockne                              0             100,000
Jarvis, Eric                                 0               7,200
Kimmons, Gary F.*                      290,909                   0
Lutkus, Linda                                0              10,000
McAleer, Hugh                                0              20,000
McEntire, Maria                            208              12,292
Norville, Rodney**                     320,000                   0
Scarpate, Alisa                             83               1,917
Scoggin, Christopher***                 73,000                   0
Starratt, Andy                          10,000                   0
Whaley, Chris                                0              75,000
Wiederholt, Brad                             0             150,000
Wright, Denise                               0              25,000
Total                                  732,241             783,868
                                       =======             =======


     Whether or not the above persons have a present intent to do so, all of the above persons will be eligible to sell pursuant to the re-offer prospectus the number of shares acquired by them upon exercise of the options.


     *This person is currently deemed to be an "affiliate" of the company and the amount of shares to be sold pursuant to the re-offer prospectus is limited to the amount specified in Rule 144(e) of the Securities Act. See "Resale of Shares by Affiliates."

     **This person will be deemed to be an "affiliate" of the company for a ninety (90) day period from September 14, 1998, and the amount of shares to be sold pursuant to the re-offer prospectus is limited to the amount specified in Rule 144(e) of the Securities Act for that period. See "Resale of Shares by Affiliates."

     ***Mr. Scoggin exercised his option to purchase 73,000 shares of company common stock on October 2, 1998. Accordingly, the resale of those shares is being registered hereby.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

       The following documents filed by the company with the SEC are incorporated herein by reference:

       1. The company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, or, either (1) the company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the company's latest fiscal year for which such statements have been filed, or (2) the company's effective registration statement on Form 10-SB filed under the Exchange Act containing audited financial statements for the company's latest fiscal year;

       2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above; and

       3. The description of the common stock that is contained in a registration statement or amendment thereto filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

       All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement which indicates that all shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

       Not Applicable

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

       Brewer & Pritchard, P.C., counsel to the company, has passed upon the legality under the law of the State of Delaware, the state in which the company is incorporated, of the common stock of the company being offered hereby. Principals of Brewer & Pritchard, P.C. own 26,000 shares of the company's common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Article XI of the Certificate of Incorporation of the company provides for indemnification of officers, directors, agents and employees of the company as follows:

       (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

       (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

       (d) Any indemnification under subsections (a) and (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

       (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

       (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

       (g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

       (h) For purposes of this Article references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

       (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       The foregoing discussion of the company's Certificate of Incorporation, and of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and statutes, respectively.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

       Any restricted securities to be offered or resold pursuant to this registration statement were issued pursuant to an exemption under Section 4(2) of the Securities Act, as a non-public offering of securities.

ITEM 8.  EXHIBITS

       The following exhibits are filed as part of this registration statement:

EXHIBIT NO.                  IDENTIFICATION OF EXHIBIT
-----------     ------------------------------------------------------

  4.1/(1)/   -- Common Stock Specimen
  5.1/(1)/   -- Opinion Regarding Legality
  10.1/(1)/  -- Tina Alexander Employment Agreement
  10.2/(1)/  -- Renee Ethridge Employment Agreement
  10.3/(1)/  -- Randall Habel Employment Agreement
  10.4/(1)/  -- Cynthina Heinsohn Employment Agreement
  10.5/(1)/  -- Rockne Horvath Employment Agreement
  10.6/(1)/  -- Karl Perron Employment Agreement
  10.7/(2)/  -- 1995 Employee Stock Option Plan
  23.1/(1)/  -- Consent of Counsel (included in Exhibit 5.1)
  23.2/(1)/  -- Consent of BDO Seidman, independent public accountants
_____________________
(1)  Filed herewith.
(2) Filed as an exhibit to the company's Form 10-SB, which was filed with the SEC on January 27, 1997.

ITEM 9.  UNDERTAKINGS

       (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                      Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 16th day of October, 1998.

                                GK INTELLIGENT SYSTEMS, INC.


                                By  /s/ GARY F. KIMMONS
                                    -------------------
                                    GARY F. KIMMONS, Chief Executive Officer


                         ____________________________



     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:



Signature                Title                          Date
---------                -----                          ----



/s/ GARY F. KIMMONS      Chief Executive Officer        October 16, 1998
---------------------
GARY F. KIMMONS          Chief Financial Officer
                         (Principal Financial
                         and Accounting Officer)
                         and Director



/s/   GERALD ALLEN       Director                       October 16, 1998
------------------
GERALD ALLEN




/s/ JOHN PAUL DEJORIA    Director                       October 16, 1998
---------------------
JOHN PAUL DEJORIA